EXHIBIT 99.1

HSN, Inc. Reports Fourth Quarter and Full Year 2011 Results

HSNi's Results For the Fourth Quarter 2011:

  Net sales increased 4% with digital sales up 13%
  Gross profit margin improved 80 basis points to 35.3%
  Adjusted EBITDA grew 11% to $103.6 million
  Adjusted EPS increased to $0.89 from $0.77

ST. PETERSBURG, Fla., Feb. 23, 2012 (GLOBE NEWSWIRE) -- HSN, Inc. (Nasdaq:HSNI) reported results for the fourth quarter and full year ended December 31, 2011 for HSN, Inc. ("HSNi") and its two operating segments, HSN and Cornerstone.

Table 1
SUMMARY RESULTS AND KEY OPERATING METRICS (a)
($ in millions, except per share and average price point amounts)

	Q4 2011	Q4 2010	Change	FY 2011	FY 2010	Change

Net Sales	$ 955.0	$ 915.2	4%	$ 3,177.2	$ 2,996.8	6%
Non-GAAP:
Adjusted EBITDA	$ 103.6	$ 93.3	11%	$ 300.0	$ 257.6	16%
Adjusted Net Income	$ 54.2	$ 46.1	18%	$ 143.8	$ 114.2	26%
Adjusted EPS	$ 0.89	$ 0.77	16%	$ 2.37	$ 1.92	23%
GAAP:
Operating Income (c)	$ 83.7	$ 77.4	8%	$ 232.0	$ 196.1	18%
Net Income (c)	$ 46.5	$ 41.3	13%	$ 123.1	$ 98.5	25%
Diluted EPS (c)	$ 0.76	$ 0.69	10%	$ 2.03	$ 1.65	23%

HSNi:
Average price point	$ 64.50	$ 65.81	(2%)	$ 64.81	$ 62.62	3%
Units shipped (millions)	17.1	15.9	7%	56.5	54.4	4%
Gross profit margin	35.3%	34.5%	80 bps	36.2%	35.4%	80 bps
Return rate	17.8%	17.4%	(40 bps)	18.2%	17.8%	(40 bps)
	44.6%	41.3%	330 bps	42.0%	39.2%	280 bps
Digital sales penetration (b)

(a) HSNi's two operating segments, HSN and Cornerstone, are presented separately in Tables 2 and 3 of this release.
(b) Digital net sales as a percent of total HSNi net sales.
(c) Included in these results are $3.0 million of non-cash asset impairment charges related to certain intangible and fixed assets at one of the Cornerstone brands. The asset impairment charges were $1.9 million on an after-tax basis, or $0.03 per diluted share.

See reconciliation of Non-GAAP to GAAP measures in Table 4.

Fourth Quarter 2011 Results vs Fourth Quarter 2010 Results

  HSNi's net sales grew 4% over the prior year to $955.0 million. HSN's net sales increased slightly to $639.2 million, including 8% growth in digital sales. Cornerstone's net sales for the 14-week period in 2011 increased 13% to $315.8 million, including 19% growth in digital sales, compared to the 13-week period in 2010.

  HSNi's Adjusted EBITDA increased 11% to $103.6 million. These results were driven by a 4% increase in net sales and an 80 basis point increase in gross profit margin, partially offset by a 5% increase in operating expenses (excluding non-cash charges). Operating income increased 8% to $83.7 million. Operating income included $3.0 million of non-cash asset impairment charges related to certain intangible and fixed assets at one of the Cornerstone brands.

  Adjusted EPS increased 16% to $0.89 compared to $0.77 in the prior year. GAAP diluted EPS increased 10% to $0.76 compared to $0.69 in the prior year. Excluding the non-cash asset impairment charges of $1.9 million, net of tax, or $0.03 per diluted share, GAAP diluted EPS would have been $0.79.

Full Year 2011 Results vs Full Year 2010 Results

  HSNi's annual net sales grew 6% over the prior year to $3.2 billion. HSN's net sales increased 2% to $2.2 billion, including 9% growth in digital sales. Cornerstone's net sales for the 53-week period in 2011 increased 15% to $1.0 billion, including 20% growth in digital sales, compared to the 52-week period in 2010.

  HSNi's annual Adjusted EBITDA increased 16% to $300.0 million compared to $257.6 million in the prior year due to a 6% increase in net sales and an 80 basis point increase in gross profit margin, partially offset by a 6% increase in operating expenses (excluding non-cash charges). HSNi's operating income increased 18% to $232.0 million. Operating income included $3.0 million of non-cash asset impairment charges related to certain intangible and fixed assets at one of the Cornerstone brands.

  Adjusted EPS increased 23% to $2.37 compared to $1.92 in the prior year. GAAP diluted EPS increased 23% to $2.03 compared to $1.65 in the prior year. Excluding the non-cash asset impairment charges of $1.9 million, net of tax, or $0.03 per diluted share, GAAP diluted EPS would have been $2.06.

"HSNi's positive performance for the quarter and the year was a result of maintaining our focus on expanding our digital presence, deepening customer engagement and emphasizing customer acquisition and retention," said Mindy Grossman, CEO of HSN, Inc. "HSN ended 2011 with its largest customer file growth in four years and Cornerstone's 12-month house file was at record levels for Frontgate, Ballard Designs and Garnet Hill. HSNi's digital growth of 13% for the quarter resulted in our highest digital penetration to date of 45%."

"We also implemented our capital return plan for shareholders in the fourth quarter and have purchased over 14% of the authorized amount to date, in addition to paying out our first quarterly dividend. These efforts reflect our ongoing commitment to drive shareholder value."

Table 2
SEGMENT RESULTS
($ in millions)

	Three Months Ended December 31,			Year Ended December 31,
	2011	2010	Change	2011	2010	Change
Net Sales
HSN	$ 639.2	$ 636.8	0%	$ 2,160.3	$ 2,115.9	2%
Cornerstone	315.8	278.4	13%	1,016.8	880.9	15%
Total HSNi	$ 955.0	$ 915.2	4%	$ 3,177.2	$ 2,996.8	6%

Gross Profit
HSN	$ 211.9	$ 205.4	3%	$ 741.3	$ 709.2	5%
Cornerstone	124.8	110.7	13%	408.8	351.8	16%
Total HSNi	$ 336.7	$ 316.1	7%	$ 1,150.1	$ 1,061.0	8%

Adjusted EBITDA (Non-GAAP measure)
HSN	$ 79.5	$ 75.1	6%	$ 235.2	$ 213.6	10%
Cornerstone	24.1	18.2	32%	64.9	44.0	47%
Total HSNi	$ 103.6	$ 93.3	11%	$ 300.0	$ 257.6	16%

Operating Income
HSN	$ 70.0	$ 64.2	9%	$ 192.9	$ 168.7	14%
Cornerstone	13.7	13.2	3%	39.1	27.4	43%
Total HSNi	$ 83.7	$ 77.4	8%	$ 232.0	$ 196.1	18%

Table 3
SEGMENT KEY OPERATING METRICS

	Three Months Ended December 31,			Year Ended December 31,
	2011	2010	Change	2011	2010	Change
HSN:
Average price point	$ 63.65	$ 65.09	(2%)	$ 62.79	$ 61.00	3%
Units shipped (millions)	12.1	11.6	4%	41.3	40.6	2%
Gross profit margin	33.2%	32.3%	90 bps	34.3%	33.5%	80 bps
Return rate	19.5%	18.7%	(80 bps)	20.0%	18.9%	(110 bps)
Digital sales penetration (a)	36.2%	33.7%	250 bps	33.8%	31.8%	200 bps
Cornerstone:
Average price point	$ 66.44	$ 67.66	(2%)	$ 70.06	$ 67.22	4%
Units shipped (millions)	5.0	4.3	16%	15.2	13.8	10%
Gross profit margin	39.5%	39.8%	(30 bps)	40.2%	39.9%	30 bps
Return rate	14.0%	14.2%	20 bps	14.3%	14.8%	50 bps
Digital sales penetration (a)	61.6%	58.6%	300 bps	59.2%	57.0%	220 bps
Catalog circulation (millions)	86.2	78.9	9%	308.0	275.3	12%

(a) Digital net sales as a percent of segment net sales.

HSN Segment Results for the Fourth Quarter 2011

HSN's net sales were $639.2 million, an increase of 0.4% from the prior year. Digital sales grew 8% with penetration increasing 250 basis points to 36.2%. Sales grew primarily in electronics and home design, offset by sales declines in fashion and wellness.  The average price point decreased 2% and the units shipped increased 4% primarily due to mix shifts within categories.

Gross profit increased 3% to $211.9 million. Gross profit margin improved 90 basis points to 33.2% from 32.3%. The margin increase was primarily attributable to decreased inventory reserves and liquidation charges, lower inbound freight costs, and lower transaction costs; partially offset by changes in product pricing and mix.

Adjusted EBITDA increased 6% to $79.5 million compared to $75.1 million in the prior year.  The increase was due to the increase in gross profit, partially offset by an increase in operating expenses. Operating income increased 9% to $70.0 million compared to $64.2 million in the prior year.

Cornerstone Segment Results for the Fourth Quarter 2011

Net sales for Cornerstone for the 14-week period in 2011 increased 13% to $315.8 million compared to the 13-week period in 2010. Digital sales grew 19% with penetration increasing 300 basis points to 61.6%.

As a result of the sales growth, gross profit increased 13% to $124.8 million. Gross profit margin decreased 30 basis points to 39.5% from 39.8%. The margin decrease was primarily attributable to increased promotional activity, partially offset by lower inbound and outbound freight costs in the home brands.

Adjusted EBITDA increased 32% to $24.1 million. The increase was primarily due to growth in net sales, partially offset by a 12% increase in selling and marketing costs, particularly catalog production and distribution costs. Operating income was $13.7 million compared to $13.2 million in the prior year. Operating income at Cornerstone included non-cash asset impairment charges of $3.0 million related to certain intangible and fixed assets at one of the Cornerstone brands.

Liquidity and Capital Resources

As of December 31, 2011, HSNi had cash and cash equivalents of $381.8 million, up from $354.3 million at December 31, 2010. Net cash provided by operating activities for the year ended December 31, 2011 was $166.3 million compared to $133.6 million in the prior year. This increase was primarily driven by improved operating performance.

In October 2011, HSNi made a voluntary prepayment of the remaining $69.8 million balance of its term loan and in November 2011, HSNi paid its first quarterly dividend of $7.4 million. During the fourth quarter, HSNi repurchased approximately 791,000 shares of its common stock at a cost of $28.1 million, or an average cost of $35.46 per share, related to its share repurchase program authorized in September 2011. Including the additional shares repurchased through February 22, 2012, HSNi repurchased approximately 1,421,000 shares of its common stock at a cost of $50.8 million, or an average cost of $35.73.

On February 22, 2012, the Board of Directors approved a cash dividend of $0.125 per share. The dividend will be paid on March 21, 2012 to HSNi's record holders as of March 7, 2012.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance of HSNi, its operating segments and its consolidated subsidiaries that are based on current expectations, forecasts and assumptions. These statements relate to expectations concerning matters that are not historical fact. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and such statements involve inherent risks and uncertainties. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to: the continued impact of the current macroeconomic environment on consumer confidence and spending levels; whether national economic stimulus initiatives and measures to improve the economy will be successful in achieving their objectives within the expected timeframes; other changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or digital sales growth; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; changes in product delivery costs, particularly if we are unable to offset them; our ability to offer new or alternative products and services in a cost effective manner and consumer acceptance of these products and services; any technological or regulatory developments that could negatively impact the way we do business, including regulations regarding state and local sales and use taxes; HSNi's business prospects and strategy, including whether HSNi's initiatives will be effective; and the loss of any key member of our senior management team.  More information about potential factors that could affect HSNi's business and financial results is included in our filings with the U.S. Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect HSNi's business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release. Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements. Historical results should not be considered as an indication of future performance.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Executive Vice President and Chief Financial Officer, will hold a conference call on February 23, 2012 at 9:00 a.m., Eastern Time, to discuss these results. Those interested in participating in the conference call should dial 877-307-0246 or 224-357-2394 at least five minutes prior to the call. There will also be a simultaneous audio webcast available via HSNi's website at http://www.hsni.com.

A replay of the conference call can be accessed until Thursday, March 8, 2012 by dialing 855-859-2056 or 404-537-3406, plus the pass code 42849184 and will also be hosted on the company's website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multi-channel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 96 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com is a top 10 trafficked digital sales site that offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including  Ballard Designs®, Frontgate®, Garnet Hill®, Grandin Road®, Improvements®, Smith + Noble®, The Territory Ahead® and TravelSmith®. Cornerstone distributes more than 300 million catalogs annually, operates eight separate digital sales sites and operates 19 retail and outlet stores.

The HSN, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8695

GAAP FINANCIAL STATEMENTS
HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Net sales	$ 954,996	$ 915,216	$ 3,177,154	$ 2,996,780
Cost of sales	618,303	599,074	2,027,100	1,935,766
Gross profit	336,693	316,142	1,150,054	1,061,014
Operating expenses:
Selling and marketing	163,341	155,789	577,210	538,689
General and administrative	63,877	57,747	241,970	226,971
Production and programming	16,188	15,538	61,915	60,235
Depreciation and amortization	9,621	9,624	36,960	39,032
Total operating expenses	253,027	238,698	918,055	864,927
Operating income	83,666	77,444	231,999	196,087
Interest expense, net	(7,895)	(8,054)	(31,593)	(32,523)
Income before income taxes	75,771	69,390	200,406	163,564
Income tax provision	(29,253)	(28,103)	(77,336)	(65,041)
Net income	$ 46,518	$ 41,287	$ 123,070	$ 98,523

Net income per share:
Basic	$ 0.79	$ 0.71	$ 2.10	$ 1.72
Diluted	$ 0.76	$ 0.69	$ 2.03	$ 1.65

Shares used in computing earnings per share:
Basic	58,818	57,817	58,636	57,414
Diluted	60,816	59,973	60,689	59,546

Dividends declared per common share	$ --	$ --	$ 0.125	$ --

HSN, INC. CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)
	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$ 381,808	$ 354,259
Accounts receivable, net	222,583	195,748
Inventories	296,460	296,390
Deferred income taxes	24,302	28,801
Prepaid expenses and other current assets	44,966	42,443
Total current assets	970,119	917,641
Property and equipment, net	158,434	154,987
Intangible assets, net	258,048	260,623
Other non-current assets	8,372	12,492
TOTAL ASSETS	$ 1,394,973	$ 1,345,743
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$ 270,227	$ 244,301
Current maturities of long-term debt	--	5,820
Accrued expenses and other current liabilities	193,991	216,114
Total current liabilities	464,218	466,235
Long-term debt, net of current maturities	239,111	302,938
Deferred income taxes	78,131	80,203
Other long-term liabilities	23,816	19,904
Total liabilities	805,276	869,280

TOTAL SHAREHOLDERS' EQUITY	589,697	476,463
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,394,973	$ 1,345,743

HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)

	Year Ended December 31,
	2011	2010

Cash flows from operating activities:
Net income	$ 123,070	$ 98,523
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,960	39,032
Stock-based compensation expense	26,401	21,232
Amortization of cable and satellite distribution fees	850	3,358
Amortization of debt issuance costs	2,941	2,571
Loss on disposition of fixed assets	1,684	1,272
Deferred income taxes	2,238	(2,808)
Bad debt expense	19,758	19,827
Excess tax benefits from stock-based awards	(10,246)	(3,112)
Asset impairments	2,976	--
Changes in current assets and liabilities:
Accounts receivable	(46,703)	(32,699)
Inventories	(70)	(34,917)
Prepaid expenses and other assets	(2,000)	3,645
Accounts payable, accrued expenses and other current liabilities	8,394	17,692
Net cash provided by operating activities	166,253	133,616
Cash flows from investing activities:
Capital expenditures	(42,319)	(37,508)
Net cash used in investing activities	(42,319)	(37,508)
Cash flows from financing activities:
Repayment of long-term debt	(69,841)	(30,159)
Cash dividends paid	(7,384)	--
Issuance of common stock, net of withholding taxes	(2,585)	15,277
Repurchases of common stock	(26,821)	--
Excess tax benefits from stock-based awards	10,246	3,112
Net cash used by financing activities	(96,385)	(11,770)
Net increase in cash and cash equivalents	27,549	84,338
Cash and cash equivalents at beginning of period	354,259	269,921
Cash and cash equivalents at end of period	$ 381,808	$ 354,259

Table 4
RECONCILIATIONS OF NON-GAAP TO GAAP MEASURES
HSN, INC. RECONCILIATION OF ADJUSTED EPS TO GAAP DILUTED EPS
(unaudited; in thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Adjusted EPS	$ 0.89	$ 0.77	$ 2.37	$ 1.92
Adjusted Net Income	$ 54,178	$ 46,091	$ 143,804	$ 114,166
Stock-based compensation expense	(7,010)	(6,168)	(26,401)	(21,232)
Amortization of intangible assets	--	(140)	(375)	(561)
Asset impairments	(2,976)	--	(2,976)	--
Loss on disposition of fixed assets	(337)	(64)	(1,684)	(1,272)
Impact of income taxes	2,663	1,568	10,702	7,422
Net Income	$ 46,518	$ 41,287	$ 123,070	$ 98,523
GAAP diluted weighted average shares outstanding	60,816	59,973	60,689	59,546
GAAP Diluted EPS	$ 0.76	$ 0.69	$ 2.03	$ 1.65

HSN, INC. RECONCILIATION OF NON-GAAP DETAILED SEGMENT RESULTS TO GAAP
(unaudited; in thousands)

	Three Months Ended December 31, 2011			Three Months Ended December 31, 2010
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 79,540	$ 24,070	$ 103,610	$ 75,115	$ 18,185	$ 93,300
Stock-based compensation expense	(2,351)	(4,659)	(7,010)	(3,408)	(2,760)	(6,168)
Depreciation and amortization	(6,865)	(2,756)	(9,621)	(7,435)	(2,189)	(9,624)
Asset impairments	--	(2,976)	(2,976)	--	--	--
Loss on disposition of fixed assets	(334)	(3)	(337)	(50)	(14)	(64)
Operating income	$ 69,990	$ 13,676	83,666	$ 64,222	$ 13,222	77,444
Interest expense, net			(7,895)			(8,054)
Income before income taxes			75,771			69,390
Income tax provision			(29,253)			(28,103)
Net income			$ 46,518			$ 41,287

	Year Ended December 31, 2011			Year Ended December 31, 2010
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 235,163	$ 64,857	$ 300,020	$ 213,612	$ 44,011	$ 257,623
Stock-based compensation expense	(13,101)	(13,300)	(26,401)	(13,507)	(7,725)	(21,232)
Depreciation and amortization	(27,652)	(9,308)	(36,960)	(30,183)	(8,849)	(39,032)
Asset impairments	--	(2,976)	(2,976)	--	--	--
Loss on disposition of fixed assets	(1,482)	(202)	(1,684)	(1,198)	(74)	(1,272)
Operating income	$ 192,928	$ 39,071	231,999	$ 168,724	$ 27,363	196,087
Interest expense, net			(31,593)			(32,523)
Income before income taxes			200,406			163,564
Income tax provision			(77,336)			(65,041)
Net income			$ 123,070			$ 98,523

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

HSN, INC.'S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash charges including: (a) stock-based compensation expense, (b) amortization of intangibles, (c) depreciation and gains and losses on asset dispositions, and (d) goodwill, long-lived asset and intangible asset impairments; (2) pro forma adjustments for significant acquisitions; and (3) one-time items. Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail and media industries. Adjusted EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, including stock-based compensation, amortization of intangibles, depreciation, gains and losses on asset dispositions, asset impairment charges, acquisition-related accounting and one-time items.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) stock-based compensation expense, (2) amortization of intangible assets, (3) gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, (6) one-time items and (7) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents HSNi's consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding for Adjusted EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi's consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items.  Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

CONTACT: Felise Glantz Kissell (Analysts/Investors)
         727-872-7529
         felise.kissell@hsn.net

         Gigi Ganatra Duff (Media)
         727-872-4808
         gigi.ganatraduff@hsn.net